UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 21, 2011
EXTERRAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16666 Northchase Drive, Houston, Texas	77060

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 836-7000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 21, 2011, the compensation committee of our board of directors (the “Committee”) adopted a short-term incentive program (the “2011 Incentive Program”) to provide the short-term incentive compensation element of our total direct compensation program for this year. Under the 2011 Incentive Program, each executive officer will be eligible to receive short-term incentive compensation in the form of a cash award based on the Committee’s assessment of our performance for 2011 relative to the key business activities and indicators listed below, as well as such other factors or criteria that the Committee in its discretion deems appropriate.
     The Committee has determined that the key business activities and indicators for 2011, as may be revised by the Committee in its discretion, will relate to the following:
•	Financial performance, including EBITDA, generation of free cash flow, economic profit, earnings per share, North America operating horsepower levels and international bookings; and

•	Safety, to be assessed by specific regional and group metrics for the incident rate for both recordable injuries (“TRIR”) and the number of vehicle incidents, with a corporate TRIR target of 0.75 or less.
     The Committee will assess 2011 performance of both the company and our business groups relative to the financial and safety performance indicators listed above. The Committee also will consider the following indicators in assessing the performance of our business groups:
•	Customer service, to be assessed by various regional and group metrics for measuring and enhancing customer service, including equipment service availability and manufacturing quality; and

•	People, to be assessed by successful implementation of various regional and group initiatives intended to optimize and improve our overall human capital.
     With respect to Ernie L. Danner, our President and Chief Executive Officer, the Committee intends to award performance-based short-term incentive compensation under the 2011 Incentive Program based on (1) the Committee’s assessment of company performance relative to the financial and safety performance indicators listed above and (2) Mr. Danner’s individual contribution toward those performance indicators, including his demonstrated leadership, implementation of our business strategy and success at driving employee engagement. No specific weight will be made as between company performance and individual contribution. The Committee has reserved the right to modify the list of performance indicators as well as target levels of one or more of these indicators in its discretion based on internal and external developments during the course of 2011.
     With respect to J. Michael Anderson (Senior Vice President, Chief Financial Officer and Chief of Staff), D. Bradley Childers (Senior Vice President), Joseph G. Kishkill (Senior Vice President) and Daniel K. Schlanger (Senior Vice President, Operations Services), the Committee intends to award performance-based short-term incentive compensation under the 2011 Incentive Program based on (1) the Committee’s assessment of company performance relative to the financial and safety performance factors listed above, (2) the performance of each officer’s business group relative to the financial, safety, customer service and people performance indicators listed above, (3) each officer’s individual contributions, including demonstrated leadership, implementation of our business strategy and success at driving employee engagement, and (4) the recommendations of the Chief Executive Officer. No specific weight will be made as between company performance, business group performance and individual contribution. The Committee has reserved the right to modify the list of performance indicators as well as target levels of one or more of these indicators in its discretion based on internal and external developments during the course of 2011.
     Each executive officer’s target bonus payment under the 2011 Incentive Program will be a specified percentage of that individual’s base salary, and each executive officer’s actual bonus payment may be paid out at a level of 0% to approximately 175% of target bonus based on the Committee’s review of the factors set forth in the two preceding paragraphs, as may be adjusted by the Committee in its discretion. In determining the target 2011 bonus opportunity for each of the following individuals, whom we expect to be our named executive officers for 2010 in our 2011 proxy statement, the Committee considered the relative responsibility of each executive officer and his potential impact on the achievement our performance criteria. Those target 2011 bonus opportunities (expressed as a percentage of each named executive officer’s base salary for 2011), are as follows:

		2011 Bonus
		Target
Executive Officer	Title	(%)
Ernie L. Danner	President and Chief Executive Officer	140
J. Michael Anderson	Senior Vice President, Chief Financial Officer and Chief of Staff	70
D. Bradley Childers	Senior Vice President	70
Joseph G. Kishkill	Senior Vice President	70
Daniel K. Schlanger	Senior Vice President, Operations Services	70
     We anticipate that awards under the 2011 Incentive Program for the year ending December 31, 2011 will be determined by the Committee and paid in the first quarter of 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.
February 25, 2011	By:	/s/ Donald C. Wayne
Donald C. Wayne
Senior Vice President, General Counsel and Secretary